SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) July 1, 1997


                       Registrant; State of Incorporation; IRS Employer
COMMISSION FILE NUMBER ADDRESS; AND TELEPHONE NUMBER       IDENTIFICATION NO.

1-5532-99              PORTLAND GENERAL ELECTRIC COMPANY   93-0256820
                       (an Oregon Corporation)
                       121 SW Salmon Street
                       Portland, Oregon 97204
                       (503) 464-8000



                     121 S.W. SALMON STREET, PORTLAND, OREGON            97204

                      (Address of principal executive offices)         (zip
code)

               Registrant's telephone number, including area code 503-464-8820

ITEM 1.              CHANGES IN CONTROL OF REGISTRANT

On July 1, 1997 Portland General Corporation (PGC), the parent of Portland General Electric Company (PGE), consummated a merger transaction pursuant to the Amended and Restated Agreement and Plan of Merger by and among Enron Corp., PGC and Enron Oregon Corp. dated as of July 20, 1996 and amended and restated as of September 24, 1996 and as further amended by the First Amendment dated April 14, 1997 (Amended Merger Agreement). Pursuant to the Amended Merger Agreement, Enron Corp., a Delaware corporation merged with and into Enron Oregon Corp., an Oregon corporation (Reincorporation Merger) and the name of Enron Oregon Corp. was changed to Enron Corp. (Enron). Promptly following the Reincorporation Merger, PGC merged with and into Enron (PGC Merger), with Enron continuing in existence as the surviving corporation. Each share of PGC common stock issued and outstanding (other than shares owned by PGC, Enron, Enron Oregon Corp. or any of their respective subsidiaries, which were canceled) were converted into 0.9825 shares of Enron common stock.

Pursuant to the Amended Merger Agreement PGE is now a wholly owned subsidiary of Enron and subject to control by the Board of Directors of Enron. Prior to the merger transaction the PGC Board of Directors nominated PGC Board Members Jerome J. Meyer and Bruce G. Willison to join Ken L. Harrison as members of the Enron Board of Directors. Pursuant to the terms of the Amended Merger Agreement Ken L. Harrison, previously Chairman of the Board and Chief Executive Officer of PGC, has assumed the positions of Vice Chairman of the Board of Enron and Chairman of the Board and Chief Executive Officer of PGE. Joe Hirko, a Senior Vice President of PGC, has been named Senior Vice President of Enron and will continue to be responsible for providing ongoing financial support for the various business activities of PGE. The principal executive offices of Enron are located at 1400 Smith Street, Houston Texas 77002.

For further background information regarding the merger see the PGC and PGE report on Form 10-K for the year ended December 31, 1996, report 10-Q for the quarter ended March 31, 1997 and reports on Form 8-K dated June 4, 1997 and June 24, 1997.




                                Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                       Portland General Electric Company


July 11, 1997          By                /S/        JOSEPH       E.       FELTZ

                                          Joseph E. Feltz
                                              Controller
                                       Assistant Treasurer